Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-156541) on Form S-8 of S&T Bancorp, Inc. of our report dated June 23, 2014, with respect to the statements of net assets available for benefits of the Thrift Plan for Employees of S&T Bank as of December 31, 2013 and 2012, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of the Thrift Plan for Employees of S&T Bank.

/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
June 23, 2014